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                                                                    EXHIBIT 11.1


                              CAMDEN PROPERTY TRUST
                    COMPUTATION OF EARNINGS PER COMMON SHARE

(In thousands, except per share amounts)

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
                                                                  THREE MONTHS                  SIX MONTHS
                                                                 ENDED JUNE 30,                ENDED JUNE 30,
                                                             -----------------------     -----------------------
                                                               1998          1997          1998          1997
                                                             ---------     ---------     ---------     ---------
BASIC EARNINGS PER SHARE:
 Weighted Average Common Shares Outstanding                     44,262        26,432        37,952        21,476
                                                             =========     =========     =========     =========
       Basic Earnings Per Share                              $    0.22     $    0.24     $    0.49     $    0.49
                                                             =========     =========     =========     =========

DILUTED EARNINGS PER SHARE:
 Weighted Average Common Shares Outstanding                     44,262        26,432        37,952        21,476
 Shares Issuable from Assumed Conversion of:
       Common Share Options and Awards Granted                     459           297           428           270
       Operating Partnership Units                               2,105                       2,201
                                                             ---------     ---------     ---------     ---------
 Weighted Average Common Shares Outstanding, as Adjusted        46,826        26,729        40,581        21,746
                                                             =========     =========     =========     =========
       Diluted Earnings Per Share                            $    0.21     $    0.24     $    0.47     $    0.48
                                                             =========     =========     =========     =========

EARNINGS FOR BASIC AND DILUTED COMPUTATION:
 Net Income                                                  $  14,254     $   6,429     $  23,215     $  10,493
 Less:  Dividends on Preferred Shares                            4,686                       4,686
                                                             ---------     ---------     ---------     ---------

 Net Income to Common Shareholders
       (Basic Earnings Per Share Computation)                    9,568         6,429        18,529        10,493
 Minority Interest                                                 238                         569
                                                             ---------     ---------     ---------     ---------
 Net Income to Common Shareholders, as Adjusted (Diluted
                    Earnings Per Share Computation)          $   9,806     $   6,429     $  19,098     $  10,493
                                                             =========     =========     =========     =========
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